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                                                                EXHIBIT 99(a)(8)

                         WORLDGATE COMMUNICATIONS, INC.

                               Supplement No. 1 to
                      EMPLOYEE STOCK OPTION EXCHANGE OFFER



                                  INTRODUCTION

         This Supplement No. 1 (this "Supplement") to the Employee Stock Option Exchange Offer (the "Exchange Offer") dated June 25, 2001, relating to the offer by us to exchange all outstanding options to purchase shares of our common stock granted under our 1996 stock option plan, as amended, having an exercise price of $5.00 or more per share for new options that we will grant to purchase shares of our common stock, is being provided to you to clarify and amend the Exchange Offer. Copies of the Amended Exchange Offer are available on the WorldGate intranet as well as by calling Jamie Press at (215) 354-5186. This Supplement should be read carefully in conjunction with the Exchange Offer. As discussed in the Exchange Offer, regardless of the amendments and clarifications discussed in this Supplement, you still have the right to accept or reject the offer or, in the event that you have already accepted the offer, withdraw your acceptance, until midnight (Philadelphia time) on July 23, 2001. Terms defined in the Exchange Offer and not otherwise defined in this Supplement will have the meanings given to them in the Exchange Offer.


The terms of the Exchange Offer have been amended and supplemented as follows:

1.       EXPIRATION DATE OF OFFER

         The exchange offer will expire on midnight, rather than 5:30 p.m. (Philadelphia time), on July 23, 2001, unless we extend the expiration date as described in the Exchange Offer.


2.       ACCEPTANCE OF OFFER

         Promptly after the expiration date, for those options accepted for exchange by us, we will deliver to each optionee that has tendered his or her options for exchange a letter setting forth the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the replacement options and the expected grant date of the replacement options.


3.       NUMBER OF OPTIONS ELIGIBLE FOR EXCHANGE

         We are offering to exchange a total of 3,268,146 shares of common stock issuable upon exercise of options (including 1,878,354 shares of our common stock issuable upon exercise of options held by our executive officers and non-employee directors), comprising 2,008,052 shares issuable upon exercise of options with an exercise price per share of $5.00 or more and 1,260,094 shares issuable upon exercise of options with an exercise price less than $5.00 but which were granted within the six months preceding the expiration date of July 23, 2001. These shares in the aggregate represent approximately 12.2% of the total shares of our common stock outstanding as of June 1, 2001. As of June 1, 2001, our executive officers and non-employee directors held options to purchase 1,967,020 shares of our common stock, which represented approximately 54% of the shares subject to all options as of that date.

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4.       FORFEITURE AND REPAYMENT OF GAINS

         As described in the offer, to discourage employees from breaching their confidential information obligations to us or seeking employment with our competitors, the replacement options are subject to forfeiture and all shares acquired upon the exercise of options will be subject to return to us. To ensure preferable accounting treatment for the options, we have modified these forfeiture and return features as stated below. As with the previous forfeiture and return provisions, these modified provisions will apply equally to the replacement options and all additional options to be granted to employees under our stock option plan.

         The replacement options and all additional options to be granted to employees under our stock option plan will be subject to forfeiture obligations and all shares acquired upon the exercise of options will be subject to return to us in the following events: (i) the option holder becomes an employee of any of our competitors or engages in any activity in competition with us without our express written consent, (ii) the option holder discloses any confidential information concerning us without our express written consent, or (iii) the option holder engages in any activity that would constitute grounds for termination of the employee's employment or service for "cause." If any of those events occur, the option holder (a) will forfeit any unexercised options issued under our stock option plan and (b) will be required to return to us a number of shares equal to that received upon the exercise of any option within the prior twelve-month period.

5.       NOTIFICATION UPON EXTENSION

         WorldGate will provide notice of any extension of the Exchange Offer prior to the expiration date by press release or other public announcement.


6.       ACKNOWLEDGEMENTS OF RECEIPT OF DOCUMENTS

         The first sentence of the Election Form is hereby revised to read in its entirety: "I hereby elect to exchange the eligible options listed below for replacement options on the terms and conditions set forth in the foregoing WorldGate Communications, Inc. Employee Stock Option Exchange Offer Memorandum, which I have received."

         The sentence of the Change of Election Form that reads: "I have read and understand all of the terms and conditions of the offer to exchange options." is hereby deleted.


7. NON-APPLICABILITY OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward looking statements made in connection with this exchange offer.



Dated July 16, 2001


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